UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 13, 2012

Keryx Biopharmaceuticals, Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30929 (Commission File Number)	13-4087132 (IRS Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
 (Address of Principal Executive Offices)

(212) 531-5965
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 13, 2012, Keryx Biopharmaceuticals, Inc. (“Keryx”) entered into an amendment (the “Amendment”) to the Employment Agreement with Ron Bentsur, its Chief Executive Officer, dated September 14, 2009 (the “Employment Agreement”).

Pursuant to the Amendment, the term of the Employment Agreement will expire on May 20, 2014, instead of May 20, 2012.  In addition, the Amendment provides that, if, within one year after the effective date of a change in control (as defined in the Employment Agreement), Keryx or its successor terminates Mr. Bentsur’s employment without cause (as defined in the Employment Agreement), or Mr. Bentsur resigns for good reason (as defined in the Employment Agreement), then Mr. Bentsur will receive (i) a lump sum cash payment equal to the sum of (A) his then-current annual base salary or, if higher, his base salary in effect immediately prior to the change in control, and (B) the annual bonus earned by Mr. Bentsur for the fiscal year immediately prior to the year in which his date of termination occurs, if any; and (ii) a lump sum cash payment equal to the total monthly premium payment (both the Keryx portion and Mr. Bentsur’s portion of such premium) under the Keryx group healthcare plan multiplied by twelve (12).  Prior to the Amendment, Mr. Bentsur was not entitled to any increased severance benefits in connection with a change in control.

Except as modified by the Amendment and described above, the material terms of the Employment Agreement remain unchanged.  A description of the material terms of the Employment Agreement was included in Keryx’s Definitive Proxy Statement on Schedule 14A (File No. 000-30929) as filed with the Securities and Exchange Commission on April 29, 2011.  Such description is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits.

10.1	First Amendment, dated January 13, 2012, to the Employment Agreement with Ron Bentsur, dated September 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)

Date: January 19, 2012	By:	/s/ James F. Oliviero
James F. Oliviero
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	First Amendment, dated January 13, 2012, to the Employment Agreement between Keryx Biopharmaceuticals, Inc. and Ron Bentsur, dated September 14, 2009.